News Release

CONTACTS:

Company:	Investor Relations:
Karen T. Boyd	Deborah K. Pawlowski
Senior Vice President and Treasurer	Kei Advisors LLC
Phone: (229) 873-3837	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Reports Fourth Quarter and
Full Year 2017 Financial Results

MOULTRIE, GEORGIA, January 23, 2018 -- Southwest Georgia Financial Corporation (the “Company”) (NYSE American: SGB), a full-service community bank holding company, today reported results of operations for the fourth quarter and year ended December 31, 2017. Comparisons are to prior-year periods unless otherwise noted.

“2017 was an outstanding year in many respects.  Loan growth was almost 14 percent, deposit growth was over 6 percent, we substantially completed the migration to a new core processing provider, and core earnings growth was strong against last year,” commented DeWitt Drew, President and CEO.  “Fourth quarter and full year results were impacted by the new tax legislation.  We are looking forward to lower tax rates in the future, but needed to revalue our net deferred tax assets.  The result was an impairment charge of $419 thousand negatively impacting the income statement.  The effect was a $0.17 reduction in earnings per share for the quarter and year.”

Income Highlights

•	Net income for 2017 was $3.8 million, down $227 thousand, due primarily to the revaluing of net deferred tax assets. On a per diluted share basis, earnings were $1.49. Excluding the deferred tax impairment of $419 thousand, net income was $4.2 million, or $1.66 per diluted share, a 5% increase from 2016. Average loan growth of 13% and an improved asset mix grew net interest income over 9%.
  Annual net interest income was $17.2 million, up $1.4 million. The growth was the result of a $36.7 million increase in average total loans to $317.7 million. Growth in net interest income more than offset the $915 thousand increase in noninterest expense due in large part to higher professional fees, migration to a new core processing provider, and investment in personnel.
•	Fourth quarter net income was $717 thousand, or $0.28 per diluted share. Excluding the deferred tax impairment mentioned above, net income for the quarter was $1.1 million, up 13% over the prior-year period. Net interest income for the quarter increased $441 thousand to $4.5 million primarily due to a $523 thousand increase in interest and fees on loans.

Balance Sheet Trends

  Total assets grew 9% to $489.2 million, driven by healthy loan growth of $37.7 million, or 13%, to $330.2 million at period end.

•         Growth in the loan portfolio was funded by an increase in total deposits of $25.5 million to $397.0 million at December 31, 2017. Noninterest-bearing deposit accounts grew over 9% to $127.7 million. Federal Home Loan Bank Advances were up $12.6 million at year-end as further funding for loan growth.

Capital Management

•	Book value per share grew over 6% to $16.03.
  The Company has a Total Risk-Based Capital Ratio of 13.55%, a Common Equity Tier 1 Capital Ratio of 12.64%, and a Leverage Capital Ratio of 8.72%, all measurably above the federal “well capitalized” standard.

•         In December 2017, the Company paid a quarterly cash dividend of $0.11 per common share. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 89 consecutive years.

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Webcast and Conference Call

The Company will host a conference call and webcast on Tuesday, January 23, 2018 at 1:00 p.m. ET. Management will review the financial and operating results for the fourth quarter and full year 2017, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion.

The conference call can be accessed by calling (201) 689-8263. Alternatively, the webcast can be monitored at www.sgfc.com.

A telephonic replay will be available from 4:00 p.m. ET on the day of the teleconference until Tuesday, January 30, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13675051, or access the webcast replay at www.sgfc.com/investorrelations.cfm, where a transcript will be posted once available.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $489 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Worth County and Lowndes County, and a loan production office located in Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website.

More information on Southwest Georgia Financial Corporation and Southwest Georgia Bank can be found at: www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Important factors that could cause actual results to differ materially from those contemplated today include a change in the Company’s capital structure, new or expanded regulatory requirements, the success of the Company’s growth strategy, customer preferences, the interest rate environment and other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Audited)
	December 31,	December 31,	December 31,
	2017	2016	2015
ASSETS
Cash and due from banks	$11,143	$7,700	$6,157
Interest-bearing deposits in banks	22,995	18,819	24,923
Certificates of deposit in other banks	1,985	0	245
Investment securities available for sale	54,364	53,566	51,476
Investment securities held to maturity	44,591	54,603	60,889
Federal Home Loan Bank stock, at cost	2,438	1,874	1,869
Loans, less unearned income and discount	330,173	292,524	250,786
Allowance for loan losses	(3,044)	(3,124)	(3,032)
Net loans	327,129	289,400	247,754
Premises and equipment	12,250	11,209	11,158
Bank properties held for sale	212	212	0
Foreclosed assets, net	759	127	82
Intangible assets	20	35	51
Bank owned life insurance	6,553	5,357	5,231
Other assets	4,739	5,599	5,020
Total assets	$489,178	$448,501	$414,855
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$25,871	$47,420	$25,383
Money market	129,040	95,659	108,226
Savings	30,794	29,007	27,721
Certificates of deposit $100,000 and over	46,053	43,235	25,189
Other time accounts	37,579	39,524	50,728
Total interest-bearing deposits	269,337	254,845	237,247
Noninterest-bearing deposits	127,669	116,648	101,769
Total deposits	397,006	371,493	339,016

Other borrowings	17,972	8,448	7,591
Long-term debt	29,057	26,029	28,476
Accounts payable and accrued liabilities	4,398	4,109	3,675
Total liabilities	448,433	410,079	378,758
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	32,687	30,333	27,369
Accumulated other comprehensive income	(1,694)	(1,786)	(1,153)
Total	66,988	64,542	62,211
Treasury stock - at cost (**)	(26,243)	(26,120)	(26,114)
Total shareholders' equity	40,745	38,422	36,097
Total liabilities and shareholders' equity	$489,178	$448,501	$414,855

* Common stock - shares outstanding	2,541,505	2,547,437	2,547,837
** Treasury stock - shares	1,752,330	1,746,398	1,745,998

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2017*	2016*	2017*	2016
Interest income:
Interest and fees on loans	$4,303	$3,780	$16,299	$14,796
Interest and dividend on securities available for sale	322	284	1,318	1,078
Interest on securities held to maturity	282	324	1,198	1,346
Dividends on Federal Home Loan Bank stock	29	22	101	90
Interest on deposits in banks	70	38	195	103
Interest on certificates of deposit in other banks	12	0	35	0
Total interest income	5,018	4,448	19,146	17,413

Interest expense:
Interest on deposits	333	259	1,154	935
Interest on federal funds purchased	0	0	1	0
Interest on other borrowings	110	27	224	104
Interest on long-term debt	116	144	523	573
Total interest expense	559	430	1,902	1,612
Net interest income	4,459	4,018	17,244	15,801
Provision for loan losses	75	45	300	160
Net interest income after provision for losses on loans	4,384	3,973	16,944	15,641

Noninterest income:
Service charges on deposit accounts	218	278	1,005	1,086
Income from trust services	55	53	219	210
Income from retail brokerage services	82	84	362	342
Income from insurance services	365	354	1,523	1,478
Income from mortgage banking services	1	83	155	354
Net gain (loss) on the sale or disposition of assets	0	38	(9)	38
Net gain on the sale of securities	0	0	187	169
Other income	239	186	870	782
Total noninterest income	960	1,076	4,312	4,459

Noninterest expense:
Salary and employee benefits	2,297	2,191	9,251	8,766
Occupancy expense	279	276	1,124	1,140
Equipment expense	217	228	850	861
Data processing expense	368	364	1,513	1,368
Amortization of intangible assets	4	4	16	16
Other operating expense	727	704	3,075	2,763
Total noninterest expense	3,892	3,767	15,829	14,914

Income before income tax expense	1,452	1,282	5,427	5,186
Provision for income taxes	735	280	1,620	1,152
Net income	$717	$1,002	$3,807	$4,034

Net income per share, basic	$0.28	$0.39	$1.49	$1.58
Net income per share, diluted	$0.28	$0.39	$1.49	$1.58
Dividends paid per share	$0.11	$0.11	$0.44	$0.42
Basic weighted average shares outstanding	2,541,505	2,547,602	2,541,505	2,547,778
Diluted weighted average shares outstanding	2,541,499	2,547,602	2,541,504	2,547,778

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At December 31	2017	2016
Assets	$489,178	$448,501
Loans, less unearned income & discount	$330,173	$292,524
Deposits	$397,006	$371,493
Shareholders' equity	$40,745	$38,422

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Performance Data & Ratios
Net income	$717	$1,002	$3,807	$4,034
Earnings per share, basic	$0.28	$0.39	$1.49	$1.58
Earnings per share, diluted	$0.28	$0.39	$1.49	$1.58
Dividends paid per share	$0.11	$0.11	$0.44	$0.42
Return on assets	0.59%	0.89%	0.80%	0.94%
Return on equity	6.91%	10.23%	9.41%	10.51%
Net interest margin (tax equivalent)	4.08%	3.97%	4.09%	4.14%
Dividend payout ratio	39.07%	27.97%	29.44%	26.53%
Efficiency ratio	69.32%	71.06%	70.75%	70.64%

Asset Quality Data & Ratios
Total nonperforming loans	$1,675	$246	$1,675	$246
Total nonperforming assets	$2,434	$373	$2,434	$373
Net loan charge offs	$239	$14	$381	$68
Reserve for loan losses to total loans	0.92%	1.07%	0.92%	1.07%
Nonperforming loans/total loans	0.51%	0.08%	0.51%	0.08%
Nonperforming assets/total assets	0.50%	0.08%	0.50%	0.08%
Net charge offs / average loans	0.29%	0.02%	0.12%	0.02%

Capital Ratios
Average common equity to average total assets	8.53%	8.65%	8.55%	8.90%
Common equity Tier 1 capital ratio	12.64%	13.03%	12.64%	13.03%
Tier 1 capital ratio	12.64%	13.03%	12.64%	13.03%
Tier 1 leverage ratio	8.72%	8.87%	8.72%	8.87%
Total risk based capital ratio	13.55%	14.04%	13.55%	14.04%
Book value per share	$16.03	$15.08	$16.03	$15.08
Tangible book value per share	$16.02	$15.07	$16.02	$15.07

Quarterly	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Averages	2017	2017	2017	2017	2016

Assets	$486,700	$471,643	$469,201	$466,019	$452,865
Loans, less unearned income & discount	$330,842	$324,206	$312,848	$302,620	$291,573
Deposits	$396,746	$385,989	$390,268	$388,761	$374,346
Equity	$41,498	$41,089	$40,169	$39,054	$39,178
Return on assets	0.59%	0.81%	0.92%	0.91%	0.89%
Return on equity	6.91%	9.26%	10.69%	10.91%	10.23%
Net income	$717	$952	$1,074	$1,065	$1,002
Net income per share, basic	$0.28	$0.37	$0.42	$0.42	$0.39
Net income per share, diluted	$0.28	$0.37	$0.42	$0.42	$0.39
Dividends paid per share	$0.11	$0.11	$0.11	$0.11	$0.11

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